Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

OF

THE AVEON GROUP L.P.

This AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP of The Aveon Group L.P. (the “Partnership”), dated as of July 29, 2010, has been duly executed and is being filed by the undersigned in accordance with the provisions of Section 17-210 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§17-101, et seq. (the “Act”), to amend and restate the original Certificate of Limited Partnership of the Partnership, which was filed on January 27, 2010 with the Secretary of State of the State of Delaware (the “Certificate”) to form a limited partnership under the Act.

The Certificate is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the limited partnership formed and continued hereby is The Aveon Group L.P.

2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. Registered Agent. The name and address of the registered agent of the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. General Partner. The name and the business address of the sole general partner of the Partnership is Aveon Management L.L.C., The America’s Cup Building, 30 Doaks Lane, Marblehead, Massachusetts 01945.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Limited Partnership as of the date first written above and submits it for filing in accordance with the Act.

AVEON MANAGEMENT L.L.C., as General Partner

By:	/s/ John J. Hassett
Name:	John J. Hassett
Title:	Authorized Person